EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the TransDigm Group Incorporated 2006 Stock Incentive Plan and the TD Holding Corporation Third Amended and Restated 2003 Stock Option Plan, of our report dated November 22, 2005, with respect to the consolidated financial statements and schedules of TransDigm Group Incorporated and subsidiaries, included in its Registration Statement (Form S-1 No. 333-130483) and related Prospectus dated March 15, 2006, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

Cleveland, Ohio

March 28, 2006